UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): January 27, 2006

UNITED SURGICAL PARTNERS INTERNATIONAL, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-32837 (Commission File Number)	75-2749762 (I.R.S. Employer Identification Number)

15305 Dallas Parkway Suite 1600 Addison, Texas (Address of principal executive offices)		75001 (Zip code)
Registrant’s telephone number, including area code: (972) 713-3500
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On January 30, 2006, United Surgical Partners International, Inc. (the “Company”) announced that it had entered into an Agreement and Plan of Merger, dated as of January 27, 2006 (the “Merger Agreement”), among the Company, Peak ASC Acquisition Corp., a Delaware corporation and a subsidiary of the Company (“Merger Sub”), and Surgis, Inc., a Delaware corporation (“Surgis”).
     The Merger Agreement contemplates that Merger Sub will be merged with and into Surgis (the “Merger”), with Surgis as the surviving corporation, and that the Company will pay to the stockholders of Surgis and an enterprise value of approximately $200 million, adjusted as described in the Merger Agreement. Pursuant to the Merger Agreement, at the effective time of the Merger, each issued and outstanding share of common stock of Surgis (“Surgis Common Stock”), other than shares of Surgis Common Stock held by stockholders who are entitled to and properly exercise dissenters rights under Delaware law, will be converted into the right to receive the Share Price (as defined in the Merger Agreement). Pursuant to the Merger Agreement, each outstanding and exercisable option or warrant to purchase a share of Surgis Common Stock will be entitled to receive the difference between the exercise price of the option or warrant and the Share Price.
     Simultaneously with the execution of the Merger Agreement, the Company, New Mountain Partners, L.P., a Delaware limited partnership, and its affiliate New Mountain Affiliated Investors, L.P., a Delaware limited partnership (together, “New Mountain”), which are the majority stockholders of Surgis, entered into a Consent and Support Agreement (the “Consent”) pursuant to which, among other things, New Mountain delivered an irrevocable consent approving the Merger Agreement and agreed to vote in favor of the Merger and to vote against competing transactions unless the Merger Agreement is terminated. New Mountain also granted an irrevocable proxy to representatives of the Company to vote on the Merger and other matters governed by the Consent. The provisions of the Consent apply to all shares of Surgis Common Stock held by New Mountain. New Mountain disclosed in the Consent that they held 700,000 shares of Surgis Common Stock, which represents approximately 93% of the issued and outstanding Surgis Common Stock.
     The consummation of the Merger is subject to various conditions, including (i) approval of the principal terms of the Merger by the affirmative vote of the holders of a majority of the outstanding shares of Surgis Common Stock, (ii) receipt of required regulatory approvals, including the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act (the “HSR Act”), (iii) receipt by Surgis of an unqualified audit of its 2005 financial statements, with such financial statements showing earnings before interest, taxes, depreciation and amortization for Surgis of at least $11,700,000, (iv) the Company’s satisfaction with meetings with certain physician equity holders of Surgis’ subsidiaries, (v) the absence of certain legal impediments to the consummation of the Merger, (vi) accuracy of representations and warranties and compliance with covenants contained in the Merger Agreement, and (vii) receipt by the Company of certain financing (the “Financing”).

     The Merger Agreement may be terminated if (i) the Merger is not consummated before April 15, 2006 (subject to extension to June 1, 2006 if the only condition outstanding is approval pursuant to the HSR Act), (ii) a governmental entity issues a final order prohibiting the Merger, (iii) the representations and warranties of the Company or Surgis are untrue or the covenants of the Company or Surgis are breached such that the conditions to closing would not be satisfied, or (iv) Surgis has notified the Company that it intends to enter into a superior alternative transaction as permitted under the terms of the Merger Agreement. The Company is required to pay Surgis a fee in the amount of $6,000,000 plus expenses up to $500,000 (the “Break-Up Fee”) if the Merger Agreement is terminated due to the Company not receiving the Financing. Surgis is required to pay the Company the Break-Up Fee if the Merger Agreement is terminated as a result of Surgis’ board approving a superior alternative transaction.
     The foregoing description does not purport to be a complete statement of the parties’ rights and obligations under the Merger Agreement or the Consent and the transactions contemplated thereby or a complete explanation of the material terms thereof. The foregoing description is qualified in its entirety by reference to the Merger Agreement and the Consent, copies of which are attached hereto as Exhibits 10.1 and 99.1 and are incorporated by reference herein.
Item 8. 01 Other Events.
          On January 30, 2006, USPI issued a press release announcing the signing of the Merger Agreement. A copy of that press release is attached as Exhibit 99.2 to this report.
Item 9.01 Financial Statements and Exhibits.
(b)	Exhibits.
10.1	Agreement and Plan of Merger dated as of January 27, 2006, by and among United Surgical Partners International, Inc., Peak ASC Acquisition Corp. and Surgis, Inc.

99.1	Consent and Support Agreement, dated as of January 27, 2006, by and among United Surgical Partners, International, Inc., New Mountain Partners, L.P. and New Mountain Affiliated Investors, L.P.

99.2	Press Release issued by United Surgical Partners International, Inc. January 30, 2006.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

UNITED SURGICAL PARTNERS
INTERNATIONAL, INC.

	By:	/s/ Mark A. Kopser

Date: January 31, 2006		Mark A. Kopser Senior Vice President and Chief Financial Officer (Principal Financial Officer and duly authorized to sign this report on behalf of the Registrant)

EXHIBIT INDEX

Exhibit
Number	Description
10.1	Agreement and Plan of Merger dated as of January 27, 2006, by and among United Surgical Partners International, Inc., Peak ASC Acquisition Corp. and Surgis, Inc.

99.1	Consent and Support Agreement, dated as of January 27, 2006, by and among United Surgical Partners, International, Inc., New Mountain Partners, L.P. and New Mountain Affiliated Investors, L.P.

99.2	Press Release issued by United Surgical Partners International, Inc. January 30, 2006.